UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Center Bancorp, Inc.

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Dear Valued Client:

As you may recall, we announced back in January that Union Center National Bank and ConnectOne Bank entered into a merger agreement. I am writing to inform you that we now expect to officially combine the banks on July 1, 2014, pending regulatory and shareholder approval. I am also pleased to report that both organizations are working diligently to ensure that this is a seamless process for you, our valued client.

ConnectOne, like us, understands the meaning of community banking and demonstrates a commitment to client-first service. Together, we will become New Jersey’s Premier Community Bank, even better positioned to give you access to even more financial solutions. This merger will allow us to expand our footprint and enhance our full service product offerings. At the end of the second quarter, we will take on the name of ConnectOne Bank, a brand that reflects our shared values and positions us to better serve you.

Our integration teams are working hard to build the best from both companies. Upon close, we are excited to share some of the new services we’ll be offering:

•	Access to eight additional locations in Bergen, Essex, Hudson & Monmouth counties
•	Enhanced technological capabilities – such as Mobile Banking, Remote Mobile Capture, and Business Mobile Banking
•	Expanded hours – all banking centers will be open from 8AM-6PM, Monday through Friday, and 9AM-1PM on Saturdays

Over the next few weeks, we will begin to send out information about changes you may see to your accounts and how this merger will impact you. We have mobilized an integration team dedicated to making this transition seamless for you, and guide you along the way.

We are excited about the coming together of our two amazing teams and even more excited about growing the combined company in a bigger, bolder way. I am available to answer any of your questions and invite you to contact me by phone at 908-206-2886 or email at tonyweagley@ucnb.com.

Sincerely yours,

Anthony C. Weagley

President & CEO

Q&A for Union Center Clients

Q. Why did Union Center National Bank and ConnectOne Bank decide to merge?

A. The merger brings together two highly regarded, top performing banks committed to creating value for their customers, shareholders and employees. The combined bank’s increased lending capacity, expanded footprint throughout NJ and technology investments position it well to continue growing as the bank of choice for middle market commercial businesses.

Q. How will the merger impact me and my business?

A. The combined bank’s increased lending capacity and an expanded footprint throughout NJ will be even better positioned to give our customers access to the financial resources and state of the art technology they need to be successful.

Q. Will I have access to all of ConnectOne Bank’s branches and when? Where are they?

A. Upon closing, customers will be able to bank at any of the combined bank’s 24 branch locations across Bergen, Essex, Hudson, Mercer, Monmouth, Morris and Union counties. We will continue to communicate updated timelines with you as the transaction approaches the close.

Q. Who should I contact with any questions?

A. Any questions should be directed to your Union Center National Bank Branch manager. As always, Tony Weagley and the rest of the management team are available for any questions you may have.

Q. Will you be closing any branches? Opening any new locations?

A. At this time, there are no planned closings or openings to bank branches within the ConnectOne/Union Center network. However, as always, we will keep customers updated. Upon closing of the merger, customers will be able to bank at any of the combined bank’s 24 branch locations across northern New Jersey.

Q. Should I expect any changes to the personalized customer service and banking experience I currently enjoy?

A. Absolutely not. Union Center National Bank is trusted in New Jersey since 1923 and will continue to be so. We are thrilled to be partnering with ConnectOne that values relationship banking and delivering the world-class customer service that has become a hallmark of Union Center National Bank.